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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Orbitex Group of Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):
     660 Madison Avenue, New York, New York 10021

Telephone Number (including area code): (212) 891-7920

Name and address of agent for service of process:

             James L. Nelson
                President
              Orbitex, Inc.
           660 Madison Avenue
        New York, New York 10021

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          Yes  X              No  ___
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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 29th day of January 1997.

                              Orbitex Group of Funds

                              By:  /s/ James L. Nelson
                                   --------------------------
                                   James L. Nelson, President

Attest:  /s/ Mark Breault
         -----------------------
         Mark Breault, Secretary